EXHIBIT 99.1

Aastrom Biosciences Reports Operating Results for the Quarter and Six Months Ended June 30, 2011

  Phase 3 REVIVE-CLI clinical trial to begin next quarter
  Final Phase 2b CLI data presentation at AHA meeting in November
  Final Phase 2 DCM data presentation at HFSA meeting next month
  Quarterly corporate conference call today at 4:30 PM ET

ANN ARBOR, Mich., Aug. 15, 2011 (GLOBE NEWSWIRE) -- Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of patient-specific, multicellular therapies for the treatment of severe chronic cardiovascular diseases, today reported operating results for the quarter and six months ended June 30, 2011.

"During the second quarter we reached two important milestones: the completion of the Phase 2b RESTORE-CLI clinical trial, which established clinical proof-of-concept in no-option CLI patients, and completion of the Special Protocol Assessment (SPA) process with the FDA for our Phase 3 clinical trial for ixmyelocel-T in patients with critical limb ischemia who have no other treatment options. We are planning to launch this pivotal Phase 3 clinical trial and advance it through the final stages of clinical development and regulatory review with the support of our outstanding clinical team and advisors," said Tim Mayleben, president and CEO of Aastrom.  "We look forward to presenting final 12-month results from the Phase 2b RESTORE-CLI study at the American Heart Association meeting on November 14th and the final 12-month results from the Phase 2 dilated cardiomyopathy surgical study at the Heart Failure Society of America meeting on September 19th."

As of June 30, 2011, the company had $18.5 million in cash and cash equivalents, compared to $31.2 million in cash and cash equivalents at December 31, 2010. For the quarter and six months ended June 30, 2011, cash expenses were $6.1 million and $12.7 million, respectively.

Research and development expenses for the quarter and six months ended June 30, 2011, were $5.3 million and $9.7 million, respectively, versus $3.6 million and $6.5 million for the same periods a year ago. The increase in research and development expenses for both periods was primarily attributable to the preparation for the Phase 3 clinical program for ixmyelocel-T, as well as an increase in non-cash stock-based compensation expense.

General and administrative expenses for the quarter and six months ended June 30, 2011, were $2.2 million and $4.1 million, respectively, compared to $1.5 million and $2.9 million for the same periods a year ago.  The increase in general and administrative expenses for both periods was primarily due to an increase in regulatory, legal and employee-related expenses, including non-cash stock-based compensation expense. The increase in the six months ended June 30, 2011, compared to a year ago was also driven by the previously announced restatement of the company's historical financial results in the first quarter of 2011.

Other income (expense) for the quarter and six months ended June 30, 2011, was $(2.5) million and $(1.2) million, respectively, compared to $1.4 million and $2.9 million for the same periods a year ago. These fluctuations were due to non-cash changes in the fair value of the company's outstanding warrants, driven by an increase in the fair market value of the company's common stock during these periods.

Net loss for the quarter and six months ended June 30, 2011, was $10.0 million, or $0.26 per share, and $15.0 million, or $0.39 per share, respectively, compared to a net loss of $3.8 million, or $0.13 per share, and $6.5 million, or $0.23 per share, for the same periods a year ago.

As of June 30, 2011, Aastrom had 38.6 million shares of common stock outstanding.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of severe, chronic cardiovascular diseases.  The company's proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient's own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a planned Phase 3 clinical program to study patients with critical limb ischemia and two Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom's website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom's Annual or Transition Report on Form 10-K or 10-K/T, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management's current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

AASTROM BIOSCIENCES
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	June 30,
	2010	2011
ASSETS
Cash and cash equivalents	$ 31,248	$ 18,521
Other current assets	451	524
Property and equipment, net	1,128	1,259
Total assets	$ 32,827	$ 20,304

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Warrant liabilities	$ 25,954	$ 27,164
Other current liabilities	3,910	3,255
Long-term debt	41	43
Shareholders' equity (deficit)	2,922	(10,158)
Total liabilities and shareholders' equity (deficit)	$ 32,827	$ 20,304

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011

REVENUES .	$ --	$ --	$ --	$ 9

COSTS AND EXPENSES
Cost of product sales and rentals	--	--	--	2
Research and development	3,619	5,304	6,464	9,676
Selling, general and administrative	1,521	2,203	2,939	4,098
Total costs and expenses	5,140	7,507	9,403	13,776

LOSS FROM OPERATIONS	(5,140)	(7,507)	(9,403)	(13,767)

OTHER INCOME (EXPENSE)
(Increase) decrease in fair value of warrants	1,348	(2,465)	2,907	(1,210)
Other income, net	25	15	50	32
Total other income (expense)	1,373	(2,450)	2,957	(1,178)

NET LOSS	$ (3,767)	$ (9,957)	$ (6,446)	$ (14,945)

NET LOSS PER SHARE (Basic and Diluted)	$ (0.13)	$ (0.26)	$ (0.23)	$ (0.3)

Weighted average number of common shares outstanding (Basic and Diluted)	28,256	38,622	27,500	38,619
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